Exhibit 4.2

WAIVER

WAIVER (this “Waiver”) dated as of July 29, 2013 under the CREDIT AGREEMENT (as heretofore amended, “Credit Agreement”), dated as of November 18, 2011, among HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware corporation, (the “Borrower”), the Restricted Subsidiaries of the Borrower party hereto (collectively, the “Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (in such capacity, the “Administrative Agent”) and each of the other Lenders party hereto. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.

WHEREAS, the Borrower has announced that it is considering strategic alternatives; and

WHEREAS, the Borrower is seeking this Waiver to make a clarification to the definition of “Change of Control” set forth in the Credit Agreement; and

WHEREAS, pursuant to a Consent Statement dated July 19, 2013 under Section 14(a) of the Securities Exchange Act (the “Consent Statement”) Glenview Capital Partners, L.P. (“Glenview”) is soliciting consents from holders of at least a majority of the outstanding shares of the Borrower’s common stock in order to remove all of the members of the duly elected Board of Directors of the Borrower (the “Board”) and fill the vacancies created by such removals with individuals designated by Glenview and consented to by holders of at least a majority of the outstanding shares of the Borrower’s common stock (the “Glenview Nominees”); and

WHEREAS, in connection with the Glenview consent solicitation, the Borrower is seeking a waiver of Section 8.01(l) (“Change of Control”) of the Credit Agreement to the extent hereinafter provided,

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

Section 2. Limited Waiver. At the request of the Borrower, the Lenders hereby:

(a) agree that the entering by the Borrower into a merger or similar agreement that when consummated would constitute a Change of Control under clause (a) of the definition thereof does not constitute a Change of Control under clause (c) of the definition thereof at the time of entry into such merger or similar agreement and agree to waive, on a one time basis and to such limited extent, any Default or Event of Default which would otherwise arise under Section 8.01(l) (“Change of Control”) of the Credit Agreement based on entering into such a merger or similar agreement (it being understood that the Default or Event of Default which would otherwise arise under Section 8.01(l) upon the consummation of such merger or similar transaction that constitutes a Change of Control under clause (a) of the definition thereof is not being hereby waived); and

(b) waive, on a one time basis, any Default or Event of Default which would otherwise arise under Section 8.01(l) (“Change of Control”) of the Credit Agreement if the Glenview Nominees named in Proposal 5 in the Consent Statement (or any other persons nominated by Glenview) are elected or appointed as directors of the Borrower; provided that such Glenview Nominees (or any other persons nominated by Glenview) shall be approved by at least a majority of the current Board either before or promptly after their election or appointment as directors of the Borrower.

The waivers granted pursuant to this Section 2 shall be limited precisely as written, and shall not extend to any Default or Event of Default under any other provision of the Credit Agreement.

Section 3. Representations of the Borrower. The Borrower represents and warrants that, after giving effect to this Waiver, (i) the representations and warranties of the Borrower set forth in Article 5 of the Credit Agreement will be true on and as of the date hereof and (ii) no Default or Event of Default will have occurred and be continuing on such date.

Section 4. Governing Law. This Waiver shall be governed by and construed in accordance with the laws of the State of New York.

Section 5. Counterparts. This Waiver may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 6. Effectiveness. This Waiver shall become effective on the first date on which (a) the Administrative Agent shall have received counterparts hereof signed by each of the Required Lenders and the Borrower (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof

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by such party) and (b) the Administrative Agent shall have received payment of (i) a consent fee payable for the account of each Lender that executes a counterpart to this Waiver on or before 5:00 p.m. (New York City time) on July 29, 2013, equal to 0.125% of the sum of the Total Outstandings of such Lender plus the unused Revolving Commitment (if any) of such Lender and (ii) the Administrative Agent shall have received payment of all accrued fees and expenses of the Administrative Agent in connection with this Waiver (including the fees payable pursuant to the engagement letter entered into with the Borrower on July 27, 2013 relating to this Waiver and the reasonable and accrued fees of counsel to the Administrative Agent invoiced on or prior to the date hereof) .

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed as of the date first above written.

BORROWER:

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	/s/ Joseph C. Meek
Name: Joseph C. Meek Title: Vice President & Treasurer

GUARANTORS:

AMORY HMA, LLC

BARTOW HMA, LLC

BILOXI H.M.A., LLC

BRANDON HMA, LLC

BREVARD HMA ALF, LLC

BREVARD HMA HME, LLC

BREVARD HMA HOME HEALTH, LLC

BREVARD HMA HOLDINGS, LLC

BREVARD HMA HOSPICE, LLC

BREVARD HMA HOSPITALS, LLC

BREVARD HMA INVESTMENT PROPERTIES, LLC

BREVARD HMA NURSING HOME, LLC

CAMPBELL COUNTY HMA, LLC

CARLISLE HMA, LLC

CAROLINAS JV HOLDINGS GENERAL, LLC

CAROLINAS JV HOLDINGS, L.P.

CENTRAL FLORIDA HMA HOLDINGS, LLC

CENTRAL STATES HMA HOLDINGS, LLC

CHESTER HMA, LLC

CITRUS HMA, LLC

CLARKSDALE HMA, LLC

COCKE COUNTY HMA, LLC

FLORIDA HMA HOLDINGS, LLC

FORT SMITH HMA, LLC

HAMLET H.M.A., LLC

HEALTH MANAGEMENT ASSOCIATES, LLC

HMA CAT, LLC

HMA FENTRESS COUNTY GENERAL HOSPITAL, LLC

HMA HOSPITALS HOLDINGS, LLC

HMA SANTA ROSA MEDICAL CENTER, LLC

HOSPITAL MANAGEMENT ASSOCIATES, INC.

JACKSON HMA, LLC

JEFFERSON COUNTY HMA, LLC

KENNETT HMA, LLC

By:	/s/ Steven E. Clifton
Name: Steven E. Clifton Title: Senior Vice President & General Counsel

GUARANTORS:

KEY WEST HMA, LLC

KNOXVILLE HMA HOLDINGS, LLC

LEHIGH HMA, LLC

LONE STAR HMA, L.P.

MADISON HMA,LLC

MELBOURNE HMA, LLC

MESQUITE HMA GENERAL, LLC

METRO KNOXVILLE HMA, LLC

MISSISSIPPI HMA HOLDINGS I, LLC

MISSISSIPPI HMA HOLDINGS II, LLC

MONROE HMA, LLC

NAPLES HMA, LLC

POPLAR BLUFF REGIONAL MEDICAL CENTER, LLC

PORT CHARLOTTE HMA, LLC

PUNTA GORDA HMA, LLC

RIVER OAKS HOSPITAL, LLC

ROCKLEDGE HMA, LLC

ROH, LLC

SEBASTIAN HOSPITAL, LLC

SEBRING HOSPITAL MANAGEMENT ASSOCIATES, LLC

SOUTHEAST HMA HOLDINGS, LLC

SOUTHWEST FLORIDA HMA HOLDINGS, LLC

STATESVILLE HMA, LLC

VAN BUREN H.M.A., LLC

VENICE HMA, LLC

WINDER HMA, LLC

YAKIMA HMA, LLC

By:	/s/ Steven E. Clifton
Name: Steven E. Clifton Title: Senior Vice President & General Counsel

LENDER:

By:	See Note 1
Name: Title:

Note 1 – Lenders representing 97.2% of the lenders under the Credit Agreement have executed this Waiver.